Exhibit 21.1

                           SUBSIDIARIES OF REGISTRANT


Mega Profit Limited
Harbin Mega Profit Enterprise Management & Consultation Co., Ltd.
Harbin Rodobo Dairy Co., Ltd.
Qinggang Mega Profit Agricultural Company








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